                                                                 EXHIBIT 12

                         HASBRO, INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                   Six Months and Quarter Ended June 29, 1997

(Thousands of Dollars)



                                                      Six
                                                     Months        Quarter
                                                    -------        -------

Earnings available for fixed charges:
  Net earnings                                     $ 38,675         12,981
  Add:
    Fixed charges                                    17,607          9,473
    Income taxes                                     21,755          7,302
                                                    -------        -------
      Total                                        $ 78,037         29,756
                                                    =======        =======


Fixed Charges:
  Interest on long-term debt                        $ 4,608          2,304
  Other interest charges                              5,315          3,189
  Amortization of debt expense                          170             85
  Rental expense representative
   of interest factor                                 7,514          3,895
                                                    -------        -------
      Total                                        $ 17,607          9,473
                                                    =======        =======

Ratio of earnings to fixed charges                     4.43           3.14
                                                    =======        =======
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